EXHIBIT 99.1

Moderator:	CB&I Philip Asherman 07-15-08/5:00 p.m. ET Confirmation # 56173314 Page 1
CB&I
Moderator: Philip Asherman
July 15, 2008
5:00 p.m. ET

Operator:	Good afternoon. My name is Stephanie and I will be your conference operator today. At this time, I would like to welcome everyone to the CB&I pre earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you have already done so, please press the pound sign now, then press star one again, to ensure your question is registered. If you would like to withdraw your question, press the pound key.

Before beginning today’s call the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical factors particularly comments regarding the company’s future plans and expected performance are forward-looking statements that are based on assumptions the company believes are reasonable, but are subject to a range of uncertainties and risks that are summarized in the company’s press release and SEC filings.

While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any statement. Now, I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

Moderator:	CB&I Philip Asherman 07-15-08/5:00 p.m. ET Confirmation # 56173314 Page 2

Philip Asherman:	Good afternoon and thank you for joining us. With me today is Ron Ballschmiede, CB&I’s Chief Financial Officer.

I will first make some prepared remarks and then we’ll open the call to your questions. We’ll be sharing a lot of detailed information with you so please be advised that we’re filing these remarks with an 8-K later today.

We’re holding this pre earnings call to advise that CB&I will be taken a pretax charge of approximately $317 million in the second quarter, which reflects the total amount expected to complete the South Hook and Isle of Grain phase two projects in the United Kingdom. This charge will reduce our second quarter results by $2.38 per share. We’re confident that the forecasted cost to complete these projects is sufficient. We’ve updated our 2008 earnings guidance to 40 — 60 cents per share reflecting the $2.38 U.K. project charge as well as the strength of the balance of our backlog.

The billion-dollar South Hook LNG project was awarded in November 2004. And the $520 million project in Isle of Grain was awarded in March 2005. As you’ll note from our announcement, South Hook is clearly the predominant issue here financially but both projects share common issues and schedule challenges in the upcoming months. These projects are unique in terms of the adverse effect of the extraordinary impact from both labor and weather conditions particular to this location.

I’ll first breakdown the pre tax charges for the South Hook project and then for the Isle of Grain project.

On South Hook just under $200 million relates to subcontractor issues. As we’ve been reporting since early 2006 labor risk has been the dominant theme in the project. Sixty-percent of the contract was subcontracted labor and materials. And virtually 80 percent of the spend over the next three and a half months will be subcontract costs.

We began seeing the inability of the subcontractors to meet their scheduled commitments late last year and in response, formulated plans to rescope critical areas, assign new subcontractors, and realign their weekly work plans. As a result, we reported an additional charge and forecasted to complete over

Moderator:	CB&I Philip Asherman 07-15-08/5:00 p.m. ET Confirmation # 56173314 Page 3

$50 million in the fourth quarter in 2007 with a plan to achieve late summer first gas. That plan held to the first quarter this year supported by the intent to have critical piping installation and testing complete early in the second quarter.

However, recognizing that the piping subcontractor was bottlenecking progress, we also formulated contingency plans to bring on additional piping subcontractors, as well as the follow-on insulation and electrical subcontractors should that piping contractor not meet its scheduled commitment. We had also factored in unexpected weather conditions which are historically poor during that time of the year and modest improvements on productivity.

Subsequently, the piping contractor slipped its schedule and we implemented our recovery plan. As a result, and over the past two months the subcontract cost increased nearly 42 percent against previous estimates.

We didn’t get a break on the weather either — six inches more rain and wind gusts of 20 miles per hour over average, which exceeded construction equipment tolerances for operations during the period we lost 34 working days in the quarter while still incurring the labor cost.

Extrapolating these extreme conditions combined with continued productivity and the cost for addition subcontractors to me was now a fourth quarter first gas state, we arrived at the revised cost to complete projections we are announcing today.

The South Hook owners have not been idle by standards during this effort. They are motivated to accept turnover of systems in areas as early as possible. They’ve added planning and reduced resources to our team at our request and not pressing potential penalties for scheduled delays. In addition, we have resolved most of the technical scope change and are finishing final settlement on an earlier claim.

The clients are also clearly aware of the financial challenges facing the Japanese and French contractors on the other end of the supply chain to get

Moderator:	CB&I Philip Asherman 07-15-08/5:00 p.m. ET Confirmation # 56173314 Page 4

the liquefaction trains ready for shipment of LNG to the U.K. in time for the heating season.

Turning now to the Isle of Grain. The revised forecast amount of additional costs for completing the project is approximately $63 million. The U.K. labor shortage and productivity problems have had a similar impact on this project. We supplemented labor on two major subcontracts at a cost of about $37 million. The cost related to direct hire construction, our own project team related facilities, and equipment rental account for about $25 million. Materials account for the remaining $1 million in charges.

So, in brief the issues at Isle of Grain are not nearly at the scale we have at South Hook, but still have the same underlying problem, labor. I’ve also discussed these issues with executives at National Grid and they too are motivated to accept turnover as early as possible and have ordered gas to meet their commitments to the U.K. energy market. We have this commitment to these clients on both projects to make first gas before the upcoming heating season. Because these two LNG terminals will account for nearly 35 percent of the natural gas supply to the U.K. further scheduled delays would have had significant consequences on the entire region, which is facing announced gas shortages from North Sea fields and substantial increases in utility and energy costs.

Let me now turn to the project schedules, scope, and staffing levels to give you a better idea of the remaining work. At South Hook phase one is nearly completed and phase two is scheduled for completion in mid 2009. In total based on the revised forecast cost to complete, we have approximately $250 million remaining to spend. About 75 percent of this forecasted cost will be incurred in the next three to four months to achieve first gas. Isle of Grain is scheduled for first gas in the fourth quarter prior to the upcoming heating season. At present, we have approximately $60 million left to spend on that project.

At South Hook the first LNG shipment is scheduled for fourth quarter as well. On phase one the civil instruction work is substantially complete with primarily only the paving of the roads and minor foundations remaining. The

Moderator:	CB&I Philip Asherman 07-15-08/5:00 p.m. ET Confirmation # 56173314 Page 5

piping and instrumentation is more than 90 percent complete and both are in the testing phase. The electrical is approximately 85 percent complete with the remaining work currently underway. The insulation work which was dependent on the completion of the pipeline is also now in progress.

Tank one is nearly complete and tank two is currently being insulated. With the concurrence of our client tank three which is part of the phase one project is not required for first gas, but forecasted to be completed in December. The second phase of South Hook will consist of tanks four and five in additional regas and send out capacity. And these two tanks are scheduled for completion in 2009.

Currently, South Hook has about 2,200 workers on site. That number is to forecast — is forecasted to decline rapidly in the upcoming months to about 550 workers by the first quarter of 2009.

And on the Isle of Grain project which, again, is approximately 95 percent complete we’ve gained momentum since we’ve supplemented with additional subcontractors. Civil and structural work is completed with the exception of road paving. The piping scope is nearly finished with testing essentially complete. The instrumentation and electrical work is approximately 75 percent complete and in the testing phase. And with the insulation approximately 60 percent staffing is currently around 550 workers and it’s forecasted to gradually decline to less than 50 in the fourth quarter.

Turning to overall risk litigation in the company. The South Hook and Isle of Grain phase two projects comprise approximately three percent of our current backlog and the performance of our remaining backlog is strong. Excluding the two U.K. projects, our second quarter gross margin would have exceeded 10.5 percent. This performance is forecasted to continue throughout 2009 given strong market conditions, current project forecasts and a significant reduction in risk across our backlog.

As we discussed on numerous occasions we are derisking our portfolio by modifying our fixed price business model. During the past year we’ve reduced CB&I’s risk profile from 90 percent plus to higher risk projects to

Moderator:	CB&I Philip Asherman 07-15-08/5:00 p.m. ET Confirmation # 56173314 Page 6

around 55 percent. I’ll discuss this more in detail shortly. We’re also targeting a portfolio mix of no more than 20 to 25 percent risk in work by the end of 2009.

Let me walk through the risk profile of the remaining backlog to give you a sense of where things stand. I’ve all ready mentioned that South Hook and Isle of Grain together compromise about three percent of our current backlog.

Our projects in Canada and Australia together make up 13 percent of our backlog based on the historic labor market in both countries, engineering procurement and construction projects, tend to be reimbursable or lump sum services with reimbursable construction. Similar to our Canada and Australia backlog our Lummus EPC and Lummus Technology work is primarily low risk, reimbursable or lump sum services with reimbursable construction. This work compromises 18 percent of our backlog.

Steel plate structures and small energy process projects located in the U.S. and Central and South America account for another 11 percent of our backlog. We have a long history of executing these small projects at very good margin levels and will continue to do so. About 33 percent of our backlog is compromised of major LNG projects, including Golden Pass, Peru, Chile, Woodside, Elba Island, Cove Point, and the next phase on Isle of Grain. We’ve rigorously applied our lessons learned in the U.K. sized to these LNG projects.

First, for those that were bid in the past two years, we’ve amended our standard contract terms and conditions to include clauses that whenever appropriate protect us from cost escalation and the extreme weather delays we phased on the U.K. projects. We also now hire a far greater percentage of direct labor to maintain better control over performance and rely less heavily on subcontractors. For example, subcontractor costs account for about 60 percent of the total contract on the South Hook project, but only about 37 percent of the Golden Pass project, 36 percent of the Chile LNG project and 20 percent of the Peru LNG project. In addition, hourly rates are a little over $4 an hour in Peru compared to a U.K. rate of around $40 per hour. And for

Moderator:	CB&I Philip Asherman 07-15-08/5:00 p.m. ET Confirmation # 56173314 Page 7

the Peru and Chile jobs specifically, we incorporated data from extensive competitive bidding on the subcontract work into our project estimates.

We also split the subcontractor work into smaller segments to ensure better definition and control, and to limit the scope of any single subcontractor. We’ve also used preinsulated pipe on both of these projects to minimize onsite work hours.

Procurement risk is also substantially behind us on our major LNG projects. We’ve already purchased 100 percent of the major equipment and materials for Golden Pass, 92 percent for Peru LNG and 89 percent for our Chile project. We reported last quarter on the challenges of Golden Pass regarding quantity increases and material pricing. This project is less than four percent of our backlog. It’s 55 percent complete and it’s currently on schedule.

The remaining 20 percent — 22 percent of our backlog is compromised of energy process and large steel plate structured projects around the world ranging from small contracts to the recently announced $200 million refinery upgrade project in the U.S. The vast majority of these projects were awarded in the past two years. Also, we steadily increased the percentage of these projects to engineering, procurement and fabrication, capitalizing on our fabrication and modular experience.

This enables us to shift the work to a control shop environment, which minimized the impact of weather and site related challenges again, all reducing our overall risk.

In conclusion, while I’m extremely disappointed in the impact these U.K. projects have had on the company I’m confident in CB&I’s sustainable performance on our projects, our people, and the health of our balance sheet. The company we were when these projects were contracted is a different company than we are today in how we select, price, and execute our work which is evidenced by the forecasted results this year and into 2009 exclusive of these charges. We are responding to the risk associated with unprecedented demand both organizationally and commercially. And we are determined to

Moderator:	CB&I Philip Asherman 07-15-08/5:00 p.m. ET Confirmation # 56173314 Page 8

achieve the performance that our shareholders expect through the second half of this year and into 2009.

We’ll now open the call for questions.

Operator:	At this time, I would like to remind everyone in order to ask a question, please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Barry Bannister with Stifel Nicolaus.

Philip Asherman:	Hello, Barry.

Barry Bannister:	Hi. As you were going through all of the detail you did answer a couple of the questions. The margin you gave of 10.5 percent on 2Q gross margin while excellent I’m trying to get to that number? Was SG&A up in the quarter? Or was there any other special item that should be considered there?

Philip Asherman:	Yes, the but for numbers are not quite clear in the press release or the – certainly my comments. Let me take a moment and let Ron kind of walk through what we see exclusive to these charges. Ron.

Ron Ballschmiede:	Yes. We’re going to be releasing our second quarter results on the 30th. And let me help with that, the revised guidance numbers for the full year is 40 to 60 cents per share. If you add back the U.K. project charge that we’re taking this quarter of 317 million of $2.38, you’d find our new revised guidance except for this to be 2.78 to 2.98, $2.70 to 2.98.

In the first quarter we reported 43 cents. So in the final three quarters of the year we will collectively report through our revised guidance in the range of $2.35 to $2.55.

The second quarter isn’t finalized yet, but there isn’t anything that would dramatically lead us to believe that there is a significant variation between, you know, a relatively linear given our lumpy business results for the final

Moderator:	CB&I Philip Asherman 07-15-08/5:00 p.m. ET Confirmation # 56173314 Page 9

three quarters of the year except for this charge for the South Hook and Grain projects.

Barry Bannister:	Your prior guidance for the full year which, of course, didn’t anticipate this charge was 2.40 to 2.65. And you’re saying you take out these two charges it would have been 2.78 to 2.98. So in balance your last three quarters of the year looks like it got 33 to 38 cents better, is that math about correct?

Ron Ballschmiede:	Yes, I think, if you make them linear which, of course, they never are, but they’d be right around 80 cents plus or minus a nickel.

Barry Bannister:	And then just lastly, if you are annualized, if you are producing quarters, which is looks like ex-charges the last four quarters have all been 70 to 80 cents, why can’t you annualize this enterprise somewhere in the mid ‘03s by ’09 assuming you can report a clean year?

Ron Ballschmiede:	I don’t have any problem with your math, Barry. I think the first quarter of 43 cents has, you know, a $21 million from these projects that we’re talking about. It’s also corded it has some comp related stuff, but when you add those back we’re in that run rate at this point in time.

Barry Bannister:	Yes, you did seven-one in Q1 ex-items. You did eight-three in both of the last half of the 2007 quarters. And excluding this charge, it looks like about seven-three. So you’re all ready back to the peak margins of 2002, a period when costs were very low. Now costs are high. You have to adjust your model but the cycle is kicking in. We’ll do some more math and I’ll talk to you about it later. Thank you.

Ron Ballschmiede:	OK. Thank you very much.

Operator:	Your next question comes from Jamie Cook with Credit Suisse.

Philip Asherman:	Hello, Jamie.

Jamie Cook:	Hi. Good evening. ((inaudible)) you guys ran through a lot of numbers. I just want to make sure one, I think, on Isle of Grain you said it’s 95 percent complete. Did you give a percentage on South Hook at this point?

Moderator:	CB&I Philip Asherman 07-15-08/5:00 p.m. ET Confirmation # 56173314 Page 10

Ron Ballschmiede:	I can give you several percentages on South Hook and I’ll be happy to share all of the detail. We’re running roughly a percentage of well over 90 percent on that. I think, the important thing just when you’re looking at this project other than just a percent complete is just the concentration of the spend over the next three and a half to four months. After that in terms of finishing up the other tanks, the spending curve just drops off the cliff and that’s why these next three and a half to four and a half months is absolutely critical not only hitting the schedule dates, but in terms of the amount we’re going to spend. So it’s very activity based.

So it is in excess of 90 percent. Measuring that project on turnover of systems is not the same as outlooking longer durations but maybe that clarification will help. But the engineering is obviously 100 percent complete. The procurement is 100 percent complete. We didn’t have much subcontract. You know, the ...

Ron Ballschmiede:	There’s been a lot of subcontract. You used ...

Philip Asherman:	Excuse me, I said fabrication, I’m sorry. The direct labor, you know, we’re running only at about a quarter of what we would elsewhere anywhere on the world. So those are some of the numbers but the next three and a half to four months are going to be absolutely critical to getting this done.

Jamie Cook:	So we’re taking the full ...

Ron Ballschmiede:	I’m sorry, Jamie, what?

Jamie Cook:	We’re taking the full charge for everything in the second quarter.

Philip Asherman:	Yes.

Ron Ballschmiede:	Yes.

Jamie Cook:	I guess my other question I was surprised, I mean we’ve heard issues with the U.K. projects, but now we have Isle of Grain coming back. The question is when did this become an issue? And I guess, because these new problem

Moderator:	CB&I Philip Asherman 07-15-08/5:00 p.m. ET Confirmation # 56173314 Page 11

projects keep popping how do we get comfortable with what we’re saying, you know, with the other projects that are in your backlog?

Philip Asherman:	Well, I’ll go through that with some of the other projects, if you like. The same conditions as I mentioned in my comments relative to labor is affecting our Isle of Grain, but certainly not in the same magnitude.

Jamie Cook:	Was it an issue in the first quarter?

Philip Asherman:	We did. We took a charge ...

Ron Ballschmiede:	Yes, that 21 million was split 50 percent on each give or take.

Philip Asherman:	And we saw the same slippage of subcontractors on that project, as well, not necessarily discreet issues but simply the unavailability of labor, the turnover and also the weather delays. And Isle of Grain, for example, have just started this quarter, this next quarter, I think we only could work six out of 12 days or some ridiculous number like that. So it’s been an issue.

Jamie Cook:	OK. And then, I guess, just like based on your commentary in the press release where you talked about sort of being out of compliance with your lender agreement can you just give a little more color on that, the conversations that you’ve had with your lenders. And sort of what’s the – what do you foresee happening and what could be the worst case scenario.

Philip Asherman:	OK, Ron, ((inaudible)).

Ron Ballschmiede:	Sure. We’ve – the covenants that we are not going to be in compliance with when we complete our second quarter are all are EBITDA – basic EBITDA driven rolling 12-month EBITDA driven type comments, our calculations are driven from that. We had our – we’ve been in communication with the bank. We had a presentation similar to what we’re doing right now a couple of hours ago with them. And they are all working on amending our agreement to cure the defaults.

As we sit at the end of the quarter, certainly at the end of the first quarter, we were in a net cash position of slightly over $100 million, about $200 million

Moderator:	CB&I Philip Asherman 07-15-08/5:00 p.m. ET Confirmation # 56173314 Page 12

of debt and about 300 million of cash. The – and the second quarter isn’t too far away from that still in a net cash position. We do use our main credit line for letters of credit. We have other alternatives in bilateral agreements around the world if we need to access that credit in the next few – couple of weeks. But the goal of the – our goal and the goal we chatted with the lenders about today is to get our waivers complete by the end of the month or about the time we file our 10-Q.

Jamie Cook:	And do have a how much you think it’s going to cost you?

Ron Ballschmiede:	I don’t know that yet but I think just given the financial markets you can rest assured it’s going to cost me a lot more today that it would have a year ago.

Jamie Cook:	All right. Thanks, I’ll get back in queue.

Operator:	Your next question comes from Andrew Kaplowitz with Lehman Brothers.

Philip Asherman:	Hello, Andy.

Andrew Kaplowitz:	Good evening, guys. Could you tell us why Isle of Grain three is going to be different than Isle of Grain two. In other words, what’s in that contract that’s going to protect you from U.K. labor versus Isle of Grain two?

Philip Asherman:	Yes. Well, there are several things. We certainly by the time we bid Isle of Grain three, which is essentially a phase four for two more tanks and very limited process areas, we had some pretty good visibility in the type of contingencies we would need for that project, as well as the contractual terms and substantially greater or lower productivity rate than what would be estimated on the first one. The project is moving well. In fact, when you just look at just tanks, isolated tank work that’s going to be a direct labor component of our projects and procurement is moving well. So we haven’t experienced issues up front as far as the planning and what we’re seeing ahead on the job.

Andrew Kaplowitz:	OK. And so this seems like obviously it’s a relatively large charge but it seems like you’re being more conservative in your outlook on these two

Moderator:	CB&I Philip Asherman 07-15-08/5:00 p.m. ET Confirmation # 56173314 Page 13

projects. I guess the question that I have is, you know, what is – what still is the risk here? I mean can we still see slippage from the estimates that we made? Or are you trying to take as conservative a view as you can around these two projects, and then we can just move on from here?

Philip Asherman:	We are trying to take as a conservative view as we possibly can on these two projects and move on from here.

Andrew Kaplowitz:	OK. Can I ask you guys about new awards in the quarter, what you saw if you’re prepared to give out that information? And, you know, what your outlook is still for the rest of the year around the awards?

Philip Asherman:	Sure. Well, we’re on track, Andy. We’re going to report our earnings in a couple of weeks, but I can’t see anything substantially complete. I will say that we’re going to see some very interesting new awards probably pre announced or announced right around earnings time for this quarter which are reimbursable which are fairly large. Or else fabrication you’re going to see that the comments that I made about reducing the risk certainly evident in the new awards.

We’re on track in terms of the amounts. It’s a good mix of smaller work. Fairly heavily backend loaded as we talked about in the first quarter in our outlook for the year. So that’s on track again, supported by a strong market that you’re well aware of.

Andrew Kaplowitz:	And so how confident are you of these bigger, new awards coming out as you just told us?

Philip Asherman:	I’m very confident Andy. In fact, I’m optimistic and confident on if you take – isolate these two U.K. projects we’re extremely optimistic and confident about what we see moving ahead. When you look at how the company is developing the tank business is extremely robust. It’s got a good track record and the projects that we see in front of us are very strong. Certainly, the technology business will continue to be a very strong contributor to the corporation as we’ve anticipated.

Moderator:	CB&I Philip Asherman 07-15-08/5:00 p.m. ET Confirmation # 56173314 Page 14

In our EPC and our energy related process work we’re either doing it on an engineering, procurement, and fabrication basis or engineering and procurement services with some type of derisk construction approach. And even the LNG business what we see in front of us, we’ve already taken a strong position on accepting any additional high risk projects, either in Europe or elsewhere and will continue that rigor going forward. But the demand is such that it’s driving new awards around the world and we’re extremely optimistic not only on our new award bookings, but our performance of the current backlog going forward.

Andrew Kaplowitz:	Great. And one more question if I could, often people ask me about your steel cost risks, you know, your ability to pass through these contracts, could you comment on that in the quarter and the outlook on going forward?

Philip Asherman:	Well, I can. We went back actually it’s prior to this call. We look back in first quarter after one of the steel major – the major steel manufacturers came out with an announcement on a surcharge for steel around the world. And we went – we reassessed what’s an ongoing analysis in terms of our risk relative to materials and contracts, subcontracts, on all of our projects.

We spent, I think, last year roughly in the neighborhood of $2.5 billion in materials and subcontracts. We have found that our escalation factors and our contingency amounts that we had in our contracts are relative to steel and other commodity purchasing was not only sufficient. But what was not covered by our escalation amounts were covered by contingency. And, I think, the amount that was covered by escalation was somewhere in the neighborhood of I would say half a million dollars, a very nominal amount. So we’ve done that analysis. We’ve obviously have a lot of visibility into those markets and we are tracking that very carefully.

Andrew Kaplowitz:	OK. Great. Thank you very much guys.

Philip Asherman:	Thank you.

Operator:	Your next question comes from Graham Mattison with Lazard Capital Markets.

Moderator:	CB&I Philip Asherman 07-15-08/5:00 p.m. ET Confirmation # 56173314 Page 15

Philip Asherman:	Hello, Graham.

Graham Mattison:	Hi, good evening, guys. Just as you derisk your portfolio going forward, is your margin guidance of 10.5 to 12 percent still in tact?

Philip Asherman:	It is. We’re seeing that, even on the derisking of the projects, this not just us derisking our market but certainly demand is keeping as-sold margins at a fairly high level around the world.

The only place we see you’re somewhat marginalized perhaps is on the heavy process work as you go – as you look at national oil companies particularly in the Middle East. But avoiding the circumstance, we see even derisking of our projects is consistent with the market trends we see around the world in terms of margin.

Ron Ballschmiede:	In some cases, that changes our revenue mix a bit, but that’s OK, because we’re seeing those strong margins come through.

Graham Mattison:	OK. And then, in terms of the additional derisking of the portfolio, I mean just, you know, as projects roll off, is it safe to assume that as these projects ((inaudible)), I mean are you doing anything with the existing project to try and change any of the terms on that? Or is it just going to be as projects finish up the newer contracts we’re replacing it with less risk projects?

Philip Asherman:	We started this program Graham two years ago when we first started talking about hybrid type projects, a risk sharing with owners on major projects going forward. So that’s been an evolution of our mix of projects going forward and we’ll continue on our new awards.

The way we’re seeing the market when you think of the 20 to 25 percent of the entire backlog that focus is on mainly on those areas where we act more as a supplier, if you will, in other words, the fabrication and installation of tanks, for example, and steel plate structures which will continue to be a fixed price market and one we’ve historically performed very well in.

When you get into the larger more complex process, energy process projects, that’s where we are taking a different view in terms of our willingness to

Moderator:	CB&I Philip Asherman 07-15-08/5:00 p.m. ET Confirmation # 56173314 Page 16

pursue those types of projects. Technologies on the basis of licensing and catalyst sales so that’s a different model too. So when you look at all of that mix and then you combine that with modular construction to also mitigate risk on labor, you know, I think, getting to that 20 to 25 percent is very achievable by the end of 2009.

Graham Mattison:	Great. And then one last question if I could in the segmentation of the cost over runs in the quarter you gave out all other at $22 million which is still a pretty sizeable number, what is in that all other?

Ron Ballschmiede:	The largest item in there is in the Hook category. As we mentioned, I think, in the comments we had been working with the owner to resolve claim and change order. That is now I would call it in substantial agreement and we actually wrote down that claim by $18 million. So the largest element of the 21 is that element and the rest is just minor things.

Graham Mattison:	Got it. All right, great. Thank you very much.

Operator:	Your next question comes from John Rogers with D.A. Davidson.

Philip Asherman:	Hello, John.

John Rogers:	Hi, good afternoon. Just one follow up what’s the total revenue now associated with South Hook?

Ron Ballschmiede:	To date or to comp?

John Rogers:	Both?

Ron Ballschmiede:	I think the – well because its’ a – both of them are in a loss position the revenue will equal our future costs. And let me find those real quickly from our comments, but we have about $60 million to go on Isle of Grain two. That means we’ll have $60 million of revenue, and $60 million of cost. And we have 200-and ...

Philip Asherman:	Fifty.

CB&I
Moderator:	Philip Asherman
07-15-08/5:00 p.m. ET
Confirmation # 56173314
Page 17

Ron Ballschmiede:	Yes, give or take. And that will be the same characteristics on grain. We — on South Hook, I’m sorry. And 75 percent of those will fall in the next three months or so as we reach that first gas on South Hook and the rest gets spread pretty thinly over the next nine months after that.

John Rogers:	OK. And Ron how much revenue have you recognized on these projects so far?

Ron Ballschmiede:	The total price of South Hook is about a billion and a half. And the Isle of Grain three is about 500 million. So, you know, I guess that would foot to a billion two so far.

John Rogers:	OK. And I guess just in terms of I realize you still have to complete your negotiations with the banks. But I guess in terms of restrictions going forward, what — I mean what are you looking at in terms, I assume, acquisitions, buybacks are out for now.

Ron Ballschmiede:	I’m not willing to jump to that conclusion yet. I think as you know we run a conservative and healthy balance sheet with our cash position. We have numerous lines in order to satisfy our need for letters of credits and bank guarantees globally.

So I don’t — I’m not willing to concede any significant opportunities going forward to — if we get them signed up like we think we will. I’m sure that we will have tightened covenants on our financial performance of the next several quarters as we work our way out of our — this rolling 12-month calculation. But based on the strength of our backlog, you know, we weren’t even close to these covenants, frankly, before our $320 million charge. So I’m optimistic that if we can get this done we’ll be back issuing or back to normal, if you will, with our institutions.

John Rogers:	OK. And do you think that you need to get these negotiations completed and in place before — I mean it will affect some of the signings that Phil you alluded to?

Philip Asherman:	No. We have all of the letter of credit back stops that we need on the new awards that we’ve posted. Of course, as you go forward and you look at the

CB&I
Moderator:	Philip Asherman
07-15-08/5:00 p.m. ET
Confirmation # 56173314
Page 18

relative risk on new awards, that demand is less. We don’t see any interruption in our new booking flow whatsoever at this point.

John Rogers:	OK. Great. Thank you.

Philip Asherman:	Thank you.

Operator:	Your next question comes from Avi Fisher with BMO Capital Assets.

Philip Asherman:	Hello, Avi.

Avi Fisher:	Hi. Good evening. Thanks for taking my call.

Philip Asherman:	Sure.

Avi Fisher:	Sixty percent of the incremental costs for Isle of Grain and 77 percent for South Hook is for subcontractors. How much of that is new labor or additional labor? And how much of that is higher wages?

Ron Ballschmiede:	Let me make sure I understand your question. We had about 60 percent of subcontracts on ...

Avi Fisher:	Well, the 37 million for sub contractors ...

Ron Ballschmiede:	If you look at just the value of it on the original estimates, that subcontract costs is nearly tripled, I believe, but when you factor in the productivity and the new subcontracts.

So although the materials haven’t changed substantially in terms of quantities, the amount of labor when you factor in some cases a four to six productivity factor does that help you at all?

Ron Ballschmiede:	Yes, maybe the vast majority of the whole 317 million whether it’s on Isle of Grain two or South Hook is labor either our own direct hire labor, our project team labor or subcontract labor.

CB&I
Moderator:	Philip Asherman
07-15-08/5:00 p.m. ET
Confirmation # 56173314
Page 19

Avi Fisher:	Well, I mean, the vast majority of it is actually subcontract labor, 73 percent of it is subcontract labor. And is that new bodies, more people, or higher wages?

Philip Asherman:	Well, it’s new subcontractors in many cases, it’s new bodies, new people. But in the case of let’s say the electrical estimation we’ve actually had to bring on, at least, one or two other new companies just to supplement the work that is in front of us. We’ve brought in — we’ve rescoped existing piping contractors and brought in one or two new firms to help out with that. In insulation we’ve had to in many cases, I think, almost double that work force simply to address the lack of productivity that we’re getting in some of these areas. And the delay created by our piping subcontractors before they could get to the work they have to do.

Across the board we’ve had to increase the number of subcontractors on the work that we have to perform in the next three and a half to four months.

Ron Ballschmiede:	Yes, a couple of metrics for you. The subcontract labor in the last quarter for Hook was 40 percent greater than it was the quarter before and 30 plus percent greater on grain. And that’s both people and every time you hire a new subcontractor it costs you more money.

Avi Fisher:	Right.

Philip Asherman:	If I can just add and I think it’s important to note, Avi, too, that these subcontractors are not inconsequential subcontractors. These are major subcontractors in the U.K. The challenge we’ve had unlike other companies, around places around the world is because of the work rules, the trade union rules, you are constrained in terms of bringing any one else in from outside of the U.K. even in the E.U. countries and that’s been a difficult challenge for, obviously, us as well as the subcontractors.

Avi Fisher:	OK. So you’re bringing a new subcontractor, but it’s still, for the most part, local labor.

Philip Asherman:	It is. So the demand that is creating turnover issues and absentee issues and the weather and the delay that effects all of them. So unlike most countries

CB&I
Moderator:	Philip Asherman
07-15-08/5:00 p.m. ET
Confirmation # 56173314
Page 20

where we could supplement the workforce with our own labor or labor from elsewhere you can’t do that in the U.K.

Avi Fisher:	And have you been seeing better productivity thus far from the new subcontractors versus the old subcontractors?

Philip Asherman:	In many cases we have. It depends on the craft and the circumstance. In E&I, for example, we were fortunate to bring in a contract that had just demobilized another major project in other parts of the U.K. and been very cooperative. We’ve gotten good cooperation from the new subcontractors. Again, we’ve had to re-scope and reassign. But as Ron mentioned, that’s all got a premium cost associated with it.

Avi Fisher:	Right. And when you convert over to tanks four and five are you dealing with the same labor issues where you have to hire local labor, local subcontractors, a significant portion of the contract is subcontract?

Philip Asherman:	We’re dealing with the same labor issues. Most of that tank work is direct hire, though, and not dependent on subcontractors.

Avi Fisher:	OK. So you could do more of the direct hire yourself?

Ron Ballschmiede:	We have. We can. And we have anticipated in these additional costs.

Avi Fisher:	And what percentage of that will be direct hire versus subcontract?

Ron Ballschmiede:	Virtually all of the tank erection will be direct hire.

Avi Fisher:	OK. And, I guess, one final question is are you maintaining your 6.5 to 7 billion booking guidance and 5.9 to 6.2 billion in revenues?

Philip Asherman:	We anticipate that we will maintain that guidance.

Avi Fisher:	OK. I appreciate the color.

Philip Asherman:	Thank you.

Avi Fisher:	Thank you.

CB&I
Moderator:	Philip Asherman
07-15-08/5:00 p.m. ET
Confirmation # 56173314
Page 21

Operator:	Your next question comes from Marty Malloy with Johnson Rice.

Philip Asherman:	Hello, Marty.

Marty Malloy:	Good afternoon. Can you tell us your expectations for operating cash flow in the second half of this year?

Ron Ballschmiede:	Sure. I think it’s probably about a push, frankly. I think the — obviously, the $300 million incremental spend on Hook and Grain some of which is all ready in process of being spent will essentially offset the cash generated by the earnings that I mentioned earlier.

Marty Malloy:	OK. And as far as the first gas at both South Hook and Isle of Grain is it in the latter part of the fourth quarter in your expectation?

Ron Ballschmiede:	There are two critical milestones. One is essentially called cool down which is preparing the tanks and the systems for introducing hydrocarbons to the plant. That cool down typically occurs several weeks before actually introducing that hydrocarbon. So we anticipate that you’ll have that cool down period sometime in the first part of October roughly. And then first gas introduced several weeks after that. So there are a couple of critical milestones in terms of turnover systems and getting the tanks nitrogen purged and the systems ready for first gas.

Marty Malloy:	Thank you.

Philip Asherman:	Thank you.

Operator:	Ladies and gentlemen, we have reached the allotted time for questions. Mr. Asherman, do you have any closing remarks?

Philip Asherman:	Thank you, Operator. Well, this is obviously, as I said before extremely disappointing to us and it’s impact on the company. But we remain confident and optimistic about the remainder of the backlog and what we see going forward in a year. I know that the events impacting these projects are extraordinary and unprecedented when compared to other work, anywhere else in the world. I know that we are doing everything possible to respond to

CB&I
Moderator:	Philip Asherman
07-15-08/5:00 p.m. ET
Confirmation # 56173314
Page 22

the situation. And I’m very proud of the project teams associated with these projects and finding solutions to these issues.

And I know that we’re determined to meet our obligations to the owners in supplying gas to the U.K. which is a critical issue when looking at the energy shortages around the world. I want to thank you for your time this afternoon. Again, we’ll be publishing my prepared remarks with the 8K and certainly will be available for questions in the days preceding our earnings release. So thank you for your time and good evening.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.
END